OPINION AND CONSENT OF SECK AND ASSOCIATES LLC

The Board of Directors

Boxceipts.com, Inc.

5711 W.57th Terrace

Overland Park, KS  66223

Re:  Boxceipts.com, Inc. Registration Statement on S-1

Dear Ladies and Gentlemen,

We have acted as counsel to Boxceipts.com, Inc. (the “Company”) in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”).  The Registration Statement relates to the proposed resale of up to 200,000 shares (the “Shares”) of outstanding common stock held by selling security holders.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the Shares are duly authorized and are legally and validly issued, fully paid and non-assessable.  This opinion letter is opining upon and is limited to the federal securities laws of the United States and the laws of the State of Nevada. We express no opinion with respect to any other laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

SECK & ASSOCIATES LLC

/s/ Sheila Seck, Esq

December 1, 2011